Exhibit 95
MINE SAFETY DISCLOSURE
We operate surface mines in the western United States to produce construction aggregates. The operation of our mines is subject to regulation by the federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA conducted 17 inspections at 12 of our mines during the three months ended March 31, 2015. There were no reportable citations or orders following 15 of those inspections. MSHA conducted 21 inspections at 16 of our mines during the three months ended March 31, 2014. There were no reportable citations or orders following 20 of those inspections. The chart below presents the total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard under Section 104 of the Mine Act for which the operator received a citation from the MSHA during the three months ended March 31, 2015 and 2014. With respect to this information, it should be noted that: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector and mine to mine, and (iii) citations and orders can be contested and appealed, and in that process may be reduced in severity and amount or dismissed.

	Three Months Ended March 31,
Name of Mine	2015	2014
Arvin Pit	—	1
Capay Plant Facility	2	—
Swan Pit	1	—
Total	3	1

During the three months ended March 31, 2015 and 2014, with respect to our mines:

•	MSHA did not issue any orders requiring persons to be withdrawn from the areas affected by the alleged violations of mandatory health or safety standards under Section 104(b) of the Mine Act.

•	MSHA did not issue any citations or orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act.

•	MSHA did not identify any flagrant violations under Section 110(b)(2) of the Mine Act.

•	MSHA did not issue any imminent danger orders requiring immediate withdrawal from the affected areas under Section 107(a) of the Mine Act.

•	We did not experience any mining-related fatalities.

•
We did not receive written notice of a pattern of violations of mandatory health or safety standards from MSHA under Section 104(e) of the Mine Act or of the potential to have a pattern of violations of mandatory health or safety standards from MSHA.

•	There were no legal actions pending before the Federal Mine Safety and Health Review Commission, and there were no such legal actions instituted or resolved.

•	Proposed assessments from the MSHA during the three months ended March 31, 2015 and 2014 were zero and less than two thousand dollars, respectively.